Exhibit 10.11

Execution Copy

THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of May 7, 2020 (this “Amendment”), is entered into by and among ACCOLADE, INC., a Delaware corporation (“Accolade”), MD INSIDER, INC., a Delaware corporation (together with Accolade, collectively, “Borrower”), and ESCALATE CAPITAL PARTNERS SBIC III, LP, a Delaware limited partnership (the “Lender”).

RECITALS:

A.            Borrower and Lender have previously entered into that certain Loan and Security Agreement, dated as of January 30, 2017 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of March 22, 2018, that certain Second Amendment to Loan and Security Agreement, dated as of July 19, 2019; and as may be further amended, restated, supplemented, replaced, or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms not otherwise defined herein have the same meanings as in the Loan Agreement as amended hereby.

B.            Borrowers have requested and Lender has agreed to amend the Loan Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
Amendments

1.1          Amendment to Section 1.1. Effective as of the date hereof, Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.1 Commitment. Subject to the terms and conditions of this Loan Agreement, Lender agrees (the “Commitment”) to advance to Borrower term loans in the aggregate principal amount of up to Twenty-Four Million, Five Hundred Thousand Dollars ($24,500,000) (the “Commitment Amount”) as follows: (A) (i) on the Closing Date, a term loan (the “Initial Advance”) in an aggregate original principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), such Initial Advance advanced in connection with the payoff of the amounts owing under the Prior Facility, as further detailed in the Payoff Letter, (ii) on or about March 22, 2018, an additional term loan in the aggregate principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “First Incremental

Advance”), and (iii) on or about July 19, 2019 (the “Funding Termination Date”), an additional term loan to Borrower in the aggregate principal amount of Two Million Dollars ($2,000,000) (the “Second Incremental Advance”), and (B) subject to satisfaction of the conditions set forth in Section 2.3, on or about May 7, 2020, Lender agrees to advance an additional term loan to Borrower in the aggregate principal amount of Two Million Dollars ($2,500,000) (the “Third Incremental Advance”, together with the First Incremental Advance and Second Incremental Advance, each an “Incremental Advance” and collectively, the “Incremental Advances”, and the Incremental Advances, together with the Initial Advance, individually and collectively, the “Advances”). Each Incremental Advance shall not be in an amount of less than One Million Dollars ($1,000,000). Each Advance shall be made in accordance with and subject to the applicable provisions of Section 2 hereof.  The date of the Initial Advance is referred to herein as the “Initial Closing Date”, the date of the First Incremental Advance is referred to herein as the “First Incremental Closing Date”, the date of the Second Incremental Advance is referred to herein as the “Second Incremental Closing Date” and the date of the Third Incremental Advance is referred to herein as the “Third Incremental Closing Date”. Each of the Initial Closing Date, the First Incremental Closing Date, the Second Incremental Closing Date and the Third Incremental Advance shall be referred to as a “Closing Date.”

1.2          Amendment to Section 1.2(a). Effective as of the date hereof, Section 1.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)           Interest.

(i)            For the period commencing on the Initial Closing Date and ending immediately prior to the Second Incremental Closing Date, interest shall accrue on the unpaid principal amount of the Advances outstanding from time to time at a rate equal to 11.75% per annum (the “Initial Interest Rate”).

(ii)           For the period commencing on the Second Incremental Closing Date and ending immediately prior to the Third Incremental Closing Date, interest shall accrue on the unpaid principal amount of the Advances outstanding from time to time in two components: (A) interest shall be payable in cash on the outstanding principal amount of the Advances (as increased by PIK Interest that is paid-in-kind as described in this Section 1.2) at a rate equal to 10.00% per annum (the “Second Incremental Cash Interest Rate”) and (B) interest shall be payable in-kind on (and thereby increase) the outstanding principal amount of the Advances

(as such principal amount is increased from time to time) at a rate of 2.00% per annum (the “Second Incremental PIK Interest”).

(iii)          For the period commencing on the Third Incremental Closing Date and ending on the Maturity Date, interest shall accrue on the unpaid principal amount of the Advances outstanding from time to time in two components: (A) interest shall be payable in cash on the outstanding principal amount of the Advances (as increased by PIK Interest that is paid-in-kind as described in this Section 1.2) at a rate equal to 8.00% per annum (the “Cash Interest Rate”) and (B) interest shall be payable in-kind on (and thereby increase) the outstanding principal amount of the Advances (as such principal amount is increased from time to time) at a rate of 4.50% per annum (the “PIK Interest”).  Lender’s determination of the amount of the Advances outstanding at any time shall be conclusive and binding, absent manifest error.  Interest on the outstanding principal amount of the Advances will be computed on the basis of a year of 360 days and the actual number of days elapsed.

1.3          Amendment to Section 1.2(c). Effective as of the date hereof, Section 1.2(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Payments of Principal.  The entire outstanding principal balance of the Advances, all accrued and unpaid interest thereon (including PIK Interest), and all fees (including any Prepayment Fee, if applicable), expenses and other amounts outstanding hereunder and under the other Transaction Documents shall be immediately due and payable on the earlier to occur of (1) an Event of Default consisting of an Insolvency Event, or (2) the date of a Change of Control, or (3) December 31, 2022 (the “Maturity Date”).”

1.4          Amendment to Section 1.2(e). Effective as of the date hereof, Section 1.2(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e) Prepayment.  Borrower shall have the option to prepay some or all of Advances, provided Borrower (i) delivers written notice to Lender of its election to prepay the Advance at least five (5) business days prior to such prepayment and (ii) pays, on the date of such prepayment (A) the outstanding principal to be prepaid plus accrued and unpaid interest (including PIK Interest) with respect thereto, (B) the Prepayment Fee (if applicable), and (C) all other sums, if any, that shall become due and payable with respect to the Advance, including interest at the Default Rate with respect to any past due amounts.  Prior to the occurrence of an Event of Default, any prepayment of Advances shall be applied to the remaining principal installments of the Advances on a pro rata basis.”

1.5          Amendment to Section 1.3. Effective as of the date hereof, Section 1.3 of the Loan Agreement is hereby amended by inserting the following sentence at the end of such section, to read in its entirety as follows:

“In addition, Borrower shall pay to Lender any applicable Prepayment Fee.”

1.6          Definitions.

(a)           Effective as of the date hereof, Section 13 of the Loan Agreement is hereby amended by adding the following definitions in proper alphabetical order:

“Prepayment Fee” shall be an additional fee payable to Lender if any Advance is prepaid in an amount equal to (i) two percent (2.00%) of the amount of the Advance being prepaid if such prepayment occurs on or prior to December 31, 2020 and (ii) one half percent (0.50%) of the amount of the Advance being prepaid if such prepayment occurs after December 31, 2020 but on or prior to December 31, 2021.

“Third Incremental Advance” has the meaning set forth in Section 1.1.

“Third Incremental Closing Date” has the meaning set forth in Section 1.1.

(b)           Effective as of the date hereof, the following definitions set forth in Section 13 of the Loan Agreement are hereby amended and restated as follows:

“Change of Control” shall mean the occurrence of any of the following:

(a)           any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of Borrower by Borrower representing in the aggregate more than 50% of its issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of Borrower by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of Borrower on a fully diluted basis and the receipt of any consideration in connection therewith, in each case other than to the existing stockholders and their Affiliates;

(b)           a merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of Borrower immediately prior to such transaction receive, in exchange for securities of Borrower owned by them, cash, property or securities of the resulting or surviving entity and as a result thereof Persons (and their Affiliates) who were holders of voting securities of Borrower immediately prior to such merger, consolidation, reorganization, recapitalization or share exchange hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors;

(c)           a sale, transfer or other disposition of 50% or more of the assets of Borrower and its Subsidiaries, on a consolidated basis;

(d)           Borrower fails to own and control, directly or indirectly, 100% of the equity interests of each of its Subsidiaries (except to the extent permitted hereunder); or

(e)           the initial public offering of securities by Borrower other than (i) an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form or (ii) the proposed initial public offering of securities by Borrower, provided that, such offering is consummated prior to December 31, 2020 and Borrower shall have received net proceeds from such public offering of not less than $75,000,000.

“Interest Rate” means the Initial Interest Rate, the Second Incremental Cash Interest Rate, the Second Incremental PIK Interest, the Cash Interest Rate, and the PIK Interest, as applicable and determined by context.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advances, and (b) all other fees and commissions (including attorneys’ fees), any Prepayment Fee (if applicable), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower and each of its respective Subsidiaries to Lender under any Transaction Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Lender arising under this Loan Agreement or any other Transaction Document;

(b) Senior Indebtedness in an amount not to exceed the Maximum Senior Indebtedness Amount;

(c) Indebtedness not to exceed $1,300,000 in the aggregate in any Fiscal Year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided, that such Indebtedness does not exceed the cost of the equipment and related software financed with such Indebtedness;

(d) Subordinated Debt in an aggregate principal amount not to exceed $250,000;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(g) Indebtedness arising from judgments or decrees not deemed to be a default or Event of Default under Section 6.1(e):

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clause (a) through clause (f) above and clause (i) and clause (k) below, provided that (i) the principal amount thereof is not increased or the terms thereof are, taken as a whole, not modified to impose materially more burdensome terms upon Borrower, (ii) the interest rate margins or any fixed interest rates on such Indebtedness are not increased (except to the extent reflecting prevailing market terms), or (iii) restrictions are not added on the ability of Borrower to repay the Advances, other than those in effect on the date hereof;

(i) performance bonds, surety bonds, and other indemnities or similar obligations issued in the ordinary course of business;

(j) Indebtedness existing on the date hereof, other than as set forth in this definition, and set forth in Schedule 5.4;

(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protection, cash management obligations and similar arrangements entered into in the ordinary course of business;

(m) Indebtedness in respect of indemnification, purchase price adjustments, earnouts, deferred purchase price or other similar obligations incurred by the Borrower in an acquisition permitted by clause (l) of the defined term “Permitted Investments”; and

(n) Indebtedness in the form of deferred lease payments with respect to Borrower’s leased locations at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462 and 8777 E. Hartford Drive, Suite 200, Scottsdale, AZ 85255 so long as any interest charged on such deferred payments does not exceed 12.5% per annum and no additional fees, charges or expenses are accrued or paid with respect thereto.

ARTICLE II
Conditions Precedent

2.1          Amendment Conditions.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)           Amendment.  Lender shall have received this Amendment, duly executed by Borrowers.

(b)           Intercreditor Amendment.  Lender shall have received a duly executed copy of an amendment to the Subordination and Intercreditor Agreement from the Senior Lender, in form and substance satisfactory to Lender.

(c)           Note. Lender shall have received the Third Amended and Restated Secured Promissory Note, duly executed by Borrowers.

(d)           Amended and Restated SBA Letter Agreement. Lender shall have received an Amended and Restated SBA Letter Agreement, duly executed by Borrowers.

(e)           SBA Form. Lender shall have received executed and completed SBA Form 1031, in form and substance acceptable to Lender.

(f)            Letter of Direction. Lender shall have received a Letter of Direction, duly executed by the Borrowers.

(g)           Fees and Expenses.  Borrowers shall have paid all documented and reasonable legal and out-of-pocket costs and expenses of Lender incurred by it in connection with the preparation and negotiation of this Amendment.

(h)           Corporate Proceedings.  All consents of each of Borrower’s board of directors and stockholders necessary in connection with the Borrowers’ execution, delivery and performance of this Amendment and the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Lender.

(i)            No Default.  No default or Event of Default shall have occurred and be continuing.

(j)            Secretary’s Certificate. Lender shall have received from each Borrower a Secretary’s Certificate, certifying copies of: (A) the operative formation documents, amended as of the date of this Amendment, certified by the Secretary of State of the applicable jurisdiction of organization, and bylaws of such Borrower (as amended to the date of this Amendment), (B) the resolutions adopted by such Borrower’s board of directors authorizing the transactions contemplated hereby and the documents being executed in connection therewith, (C) the incumbency of the officers, member or managers executing this Amendment on behalf of such Borrower, and (D) certificates of existence and good standing with respect to such Borrower from its jurisdiction of organization.

(k)           Transaction Documents.  Each Transaction Document shall be valid and binding and in full force and effect.

ARTICLE III
Ratifications, Representations and Warranties

3.1          Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect.  Each Borrower agrees that the Loan Agreement, as amended hereby, is legal, valid, binding and enforceable in accordance with its terms.

3.2          Representations and Warranties.  Each Borrower hereby represents and warrants to Lender that (a) the execution, delivery, and performance of this Amendment have been authorized by all requisite action on the part of such Borrower and will not violate any organizational document of such Borrower, (b) the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties speak to a specific date, (c) no Default or Event of Default exists, and (d)  such Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement, as amended hereby, and the other Transaction Documents to which it is a party or it or its property is subject.

ARTICLE IV
Miscellaneous

4.1          Transaction Document.  This Amendment is a Transaction Document.

4.2          Obligations.  This Amendment is not intended as and shall not be construed as a release or novation of any Indebtedness.

4.3          Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission), all of which taken together shall constitute one and the same instrument.  In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

4.4          GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE AND APPLICABLE FEDERAL LAWS.

4.5          ENTIRE AGREEMENT. THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

4.6          Prior Agreement.  The Transaction Documents are hereby ratified and reaffirmed and shall remain in full force and effect.  In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but no such document shall otherwise be affected or the rights therein impaired.

4.7          Acknowledgment of Borrower. Each Borrower hereby acknowledges and agrees that:  (a) such Borrower does not have any defense, offset, or counterclaim with respect to the payment of any sum owed to Lender, or with respect to the performance or observance of any warranty or covenant contained in the Transaction Documents; and (b) Lender has performed all obligations and duties owed to Borrowers through the date hereof.

4.8          Continuing Validity.  Each Borrower understands and agrees that in entering into this Amendment, Lender is relying upon such Borrower’s representations, warranties, and agreements, as set forth in the Transaction Documents.  Except as expressly modified pursuant to this Amendment, the terms of the Transaction Documents remain unchanged and in full force and effect. Lender’s entering into this Amendment in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this Amendment shall constitute a satisfaction of the Obligations. It is the intention of Lender and Borrowers to retain as liable parties all makers and endorsers of the Transaction Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this Section 4.8 apply not only to this Amendment, but also to all subsequent amendments.

4.9          Further Assurances.  The parties hereto shall execute such other documents as may be reasonably necessary or as may be reasonably required, in the opinion of counsel to Lender, to effect the transactions contemplated hereby and the liens and/or security interests of all other collateral instruments, as modified by this Amendment.  Borrowers also agree to provide to Lender such other documents and instruments as it reasonably may request in connection with the modification effected hereby.

4.10        Enforceability.  In the event the enforceability or validity of any portion of this Amendment, the Loan Agreement, or any of the other Transaction Documents is challenged or questioned, such provision shall be construed in accordance with, and shall be governed by, whichever applicable federal law or law of the State of Delaware would uphold or would enforce such challenged or questioned provision.

4.11        JURY WAIVER; ARBITRATION.  LENDER AND EACH BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AMENDMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH FINAL AND BINDING ARBITRATION TO BE HELD IN THE STATE OF DELAWARE IN ACCORDANCE WITH THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT UPON ANY AWARD RESULTING FROM ARBITRATION MAY BE ENTERED INTO AND ENFORCED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.

The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first day above written.

BORROWER:

ACCOLADE, INC.

By:	/s/ Stephen Barnes
Name: Stephen Barnes
Title: Secretary

MD INSIDER, INC.

By:	/s/ Stephen Barnes
Name: Stephen Barnes
Title: President, Secretary and Treasurer

(Signature Page to Third Amendment to Loan and Security Agreement)

LENDER:

ESCALATE CAPITAL PARTNERS SBIC III, LP

By:	Escalate SBIC Capital Management III, LLC,
its general partner

By:	/s/ William A. Schell
Name:	William A. Schell
Title:	Manager

(Signature Page to Third Amendment to Loan and Security Agreement)